Exhibit 10.7

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE UNIFIRST CORPORATION AMENDED

1996 STOCK INCENTIVE PLAN

Name of Grantee:

No. of Shares (the “Shares”):

Purchase Price per Share: $0.10 per share

Grant Date: _______________, 20__

Vesting Date: ______________, 20__

Pursuant to the UniFirst Corporation Amended 1996 Stock Incentive Plan (the “Plan”), as amended through the date hereof, UniFirst Corporation (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of Shares of Common Stock, par value $0.10 per share (the “Stock”), of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Plan.

1.         Acceptance of Award. The Grantee shall have no rights with respect to this Award unless and until he or she shall have accepted this Award (on or before the 60th day following the Grant Date) by (i) making payment to the Company (by check, by set-off against Director fees otherwise then due and payable by the Company to the Grantee, or by other means acceptable to the Company) of an amount equal to the Purchase Price per Share, multiplied by the number of Shares hereby awarded, and (ii) signing and delivering to the Company a copy of this Award Agreement. Upon acceptance of this Award by the Grantee, the Shares of Restricted Stock awarded hereunder shall be issued to the Grantee subject to the terms hereof. Thereupon, the Grantee shall have all the rights of a shareholder with respect to the Shares, including voting and dividend rights, subject however to the restrictions and conditions specified in Paragraph 2 below.

2.	Restrictions and Conditions.
(a)

Any certificates representing the Shares shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that the Shares are subject to restrictions as set forth herein and in the Plan.

(b)	Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.
(c)	Subject to Paragraph 4 below, if the Grantee ceases to be a Director of the Company for any reason prior to vesting of Shares of Restricted Stock granted herein, the Company shall have the right, at the discretion of the Committee, to repurchase the Shares from the Grantee or the Grantee’s legal representative at their purchase price. To exercise such repurchase right, the Company must give written notice of such exercise (together with the Company’s check for the purchase price thereof) to the Grantee or the Grantee’s legal representative not later than 90 days following the date on which the Grantee ceases to be a Director of the Company.

3.         Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date so long as the Grantee remains a Director of the Company on the Vesting Date. Subsequent to the Vesting Date, the Shares on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock.

4.         Acceleration of Vesting in Special Circumstances. If (i) the Grantee ceases to be a Director of the Company by reason of death, incapacity due to physical or mental illness or disability or (ii) a Change of Control of the Company occurs, any restrictions and conditions on all Shares subject to this Award shall be deemed waived by the Committee and all the Shares shall automatically become fully vested and no longer be deemed Restricted Stock.

5.         Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

6.         Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan.

7.         Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.         Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company.

9.         No Rights to Continue as a Director. This Agreement does not confer upon the Grantee any right to continue as a Director of the Company.

10.       Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

UNIFIRST CORPORATION

By:
Name:	Ronald D. Croatti
Title:	Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Grantee’s Signature

Grantee’s name and address:

[name]